Exhibit 99.1

Smart for Life Announces Q3 2022 Financial Results

Revenue Increases 59.1% Year-Over-Year to $5.4 Million for the Third Quarter of 2022 Due to Successful Acquisition Strategy

Gross Profit Margin Increases to 49.1% Versus
42.6% for the Same Period Last Year

Miami, FL –November 14, 2022 – Globe Newswire – Smart for Life, Inc. (Nasdaq: SMFL) (“Smart for Life” or the “Company”), a high growth global leader in the Health & Wellness sector marketing and manufacturing nutritional foods and supplements worldwide, today provided a business update and reported financial results for the third quarter ended September 30, 2022.

Darren Minton, CEO of Smart for Life, stated, “We continue to successfully implement our acquisition strategy and generate solid year-over-year growth with revenues for Q3 2022 increasing by 59.1% to $5.4 million and revenues for the first 9 months of 2022 increasing by 194.0% to $14.1 million. These results do not include the full quarter of revenue for Ceautamed Worldwide (Ceautamed), which we acquired on July 29, 2022. On a proforma basis, assuming we had acquired Ceautamed on July 1, 2022, our total revenue for the quarter would have been $5.8 million. As a result, we estimate our annualized revenue run rate is now in excess of $23 million.”

“We are progressing with the integration of Ceautamed, a premier nutritional supplement company and owner of the Greens First brand. Ceautamed represents our fifth acquisition to date and brings with it solid financials, positive EBITDA, the addition of experienced management, a successful medical distribution channel, migration of substantial contract manufacturing business to our Miami-based manufacturing facility and, most importantly, the addition of the Greens First brand and over 45 SKUs to our growing portfolio of great brands and products. We have already started to benefit from operating efficiencies and cost savings as we migrate Ceautamed’s contract manufacturing to our Miami-based manufacturing facility.”

“We also announced a Letter of Intent (LOI) to acquire a premier eCommerce nutraceuticals company with operations in North America, which would represent our largest acquisition to date. The target business has established a fantastic brand in the health and wellness sector and should be highly synergistic with our existing distribution channels and in-house manufacturing capabilities. Notably, they achieved over $15 million in sales for the trailing twelve months and have been consistently profitable.”

“We are continuing to implement our high-growth acquisition strategy, and we expect that the consolidation of our operations should result in improved profitability in future quarters as we continue to reduce costs and grow our top-line revenue. Overall, we now have a proven track record of acquiring complementary businesses at attractive valuations, which is especially noteworthy, as we grow toward our stated goal of $100 million in revenue in the next 12 months.”

Financial Results

Revenues increased to $5.4 million in Q3 2022 compared to $3.4 million for Q3 2021, an increase of $2.0 million, or 59.1%. The increase was primarily due to the acquisitions of Doctors Scientific Organica, LLC, Nexus Offers, Inc. and GSP Nutrition Inc. that were completed in the third and fourth quarters of 2021 and the acquisition of Ceautamed that was completed in the third quarter of 2022. Gross profit increased to $2.6 million in Q3 2022 compared to approximately $1.4 million for same period last year, an increase of approximately $1.2 million. Net loss attributable to common shareholders was $1.9 million in Q3 2022 compared to a net loss of $2.4 million in Q3 2021, a decrease of $408 thousand, or 17.3%.

Revenues increased to $14.1 million for the nine months ended September 30, 2022 compared to $4.8 million for the nine months ended September 30, 2021, an increase of $9.3 million, or 194.0%, due to the acquisitions completed in 2021 and the acquisition of Ceautamed that was completed in the third quarter of 2022. Gross profit increased to $5.9 million for the nine months ended September 30, 2022 compared to approximately $1.5 million for same period last year, an increase of $4.5 million or 304.6%. Net loss attributable to common shareholders was $21.9 million for the nine months ended September 30, 2022 compared to $4.1 million for same period last year, which was largely driven by increases in salaries, professional fees and other general and administrative expenses related to the expansion of our business and our initial public offering, as well as a significant increase in interest expense.

EBITDA and Adjusted EBITDA

The Company reported Adjusted EBITDA of ($0.9) million in Q3 2022, as compared to Adjusted EBITDA of ($1.2) million for Q3 2021. For the nine months ended September 30, 2022, the Company reported Adjusted EBITDA of ($6.0) million versus Adjusted EBITDA of ($2.7) million for the same period last year. The Company defines EBITDA as earnings before interest, taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before other expense, change in value of derivative liability and gain on debt extinguishment. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for net loss for the three and nine months ended September 30, 2022 and 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(1,947,721)	$(2,356,232)	$(21,907,393)	$(4,097,589)
Interest	426,573	674,056	14,168,479	813,055
Taxes	-	-	-	-
Depreciation and amortization	522,412	581,704	1,375,514	656,458
EBITDA	(998,736)	(1,100,472)	(6,363,400)	(2,628,076)
Other expense (income)	183,189	(78,869)	693,614	(80,311)
Change in value of derivative liability	(108,426)	-	(146,513)	-
Gain on debt extinguishment	-	-	(134,956)	-
Adjusted EBITDA	$(923,973)	$(1,179,341)	$(5,951,255)	$(2,708,387)

About Smart for Life, Inc.

Smart for Life, Inc. (Nasdaq: SMFL) is engaged in the development, marketing, manufacturing, acquisition, operation and sale of a broad spectrum of nutritional and related products with an emphasis on health and wellness. Structured as a publicly held global holding company, the Company is executing a Buy-and-Build strategy with serial accretive acquisitions creating a vertically integrated company with an objective of aggregating companies generating a minimum of $300 million in revenues within the next thirty-nine months. To drive growth and earnings, Smart for Life is developing proprietary products as well as acquiring other profitable companies, encompassing brands, manufacturing and distribution channels. The Company currently operates five subsidiaries including Doctors Scientific Organica, Nexus Offers, Bonne Santé Natural Manufacturing, GSP Nutrition and Ceautamed Worldwide. For more information about Smart for Life, please visit: www.smartforlifecorp.com.

Video regarding the Company’s manufacturing facility at Bonne Santé Natural Manufacturing is available at: www.bonnesantemanufacturing.com/video.

Investor material and a Fact Sheet with additional information about Smart for Life is available at: www.smartforlifecorp.com/investor-center.

Forward-Looking Statements

This press release may contain information about our views of future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on management’s beliefs, assumptions and expectations of Smart for Life’s future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Although Smart for Life believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Smart for Life does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. No assurances can be made that Smart for Life will successfully acquire its acquisition targets. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause Smart for Life’s actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in our filings with the Securities and Exchange Commission.

Disclaimer

The information provided in this press release is intended for general knowledge only and is not a substitute for professional medical advice or treatment for specific medical conditions. Always seek the advice of your physician or other qualified health care provider with any questions you may have regarding a medical condition. This information is not intended to diagnose, treat, cure or prevent any disease.

Investor Relations Contact

Crescendo Communications, LLC

Tel: (212) 671-1021

SMFL@crescendo-ir.com

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